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                                                        Exhibit 12



                         CALCULATION OF
               RATIO OF EARNINGS TO FIXED CHARGES



                        Nine
                       Months
                       Ended                   Year  Ended
                      Sept. 30                 December 31
                      --------  -----------------------------------------
                        1994      1993     1992     1991    1990    1989

Income Before
 Income Taxes. . . .  $ 8,671   $ 8,427  $ 6,266  $ 5,375  $4,941  $4,613

Interest on
 Indebtedness. . . .    4,049     4,890    4,398    4,692   4,666   4,352

Portion of rents
 representative of
 the interest
 factor. . . . . . .      308       362      304      257     230     207
                      -------   -------  -------  -------  ------  ------
   Earnings as
         Adjusted. .  $13,028   $13,679  $10,988  $10,324  $9,837  $9,172
                      =======   =======  =======  =======  ======  ======


Interest on
 Indebtedness. . . .  $ 4,049   $ 4,890  $ 4,398  $ 4,692  $4,666  $4,352

Portion of rents
 representative of
 the interest
 factor. . . . . . .      308       362      304      257     230     207
                      -------   -------  -------  -------  ------  ------

   Fixed Charges . .  $ 4,357   $ 5,252  $ 4,702  $ 4,949  $4,896  $4,559
                      =======   =======  =======  =======  ======  ======



Ratio of Earnings
 to Fixed Charges. .     2.99      2.60     2.34     2.09     2.01   2.01
                         ====      ====     ====     ====     ====   ====

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